Exhibit 99.(m)(12)

Amendment to

SCHEDULE A

to the Class C Plan of Distribution Pursuant to Rule 12b-1

(as amended on [•], 2018 to add Center Coast Brookfield Energy Infrastructure Fund)

Below are listed the Trust’s separate series of shares under which this Plan is to be performed as of the date hereof:

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund

Center Coast Brookfield Energy Infrastructure Fund

[Remainder of page intentionally left blank.]

Brookfield Investment Funds
on behalf of the Funds listed on Schedule A

By:
Name: Brian F. Hurley
Title: President